Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS THIRD QUARTER RESULTS

Net earnings were $273 million

Earnings per share were $0.64

Federal Court approves South Fort Meade settlement

PLYMOUTH, MN, March 28, 2012 – The Mosaic Company (NYSE: MOS) reported third quarter fiscal 2012 net earnings of $273 million, compared to $542 million a year ago. The decline was primarily driven by lower potash volumes and higher phosphate raw material costs. Earnings per diluted share were $0.64 in the quarter compared to $1.21 in the quarter last year. In the 2012 quarter, earnings per diluted share were negatively impacted by notable items totaling $0.08, primarily foreign currency transaction losses. Mosaic’s net sales in the third quarter of fiscal 2012 were $2.2 billion, flat with the same period last year, as growth in phosphate sales was offset by declines in potash sales.

“We are continuing to make significant strategic progress for long-term success even as we work through seasonal and cyclical market factors, and we feel very good about our business momentum,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “Our potash expansion initiative remains on track and on budget, as we bring several major projects to completion this calendar year. Our innovative premium phosphate product, MicroEssentials®, continues to win an increasing share of North American sales, and we will have new capacity in fiscal 2013.

“During the third fiscal quarter, we reached two important agreements to resolve matters that created uncertainty for investors. We reached an agreement on our potash tolling dispute, which will result in 1.3 million tonnes of peaking capacity for Mosaic beginning in January 2013, and we reached a settlement agreement to allow us to return to full operation at the South Fort Meade phosphate mine. We also demonstrated both the strength of our balance sheet and our commitment to shareholders by increasing our annual dividend by 150 percent.”

Mosaic’s gross margin for the third quarter of fiscal 2012 was $522 million, or 24 percent of net sales, compared to $854 million, or 39 percent of net sales, a year ago. Third quarter operating earnings were $414 million, a decrease of 46 percent compared to $771 million a year ago. The decreases in gross margin and operating earnings were driven primarily by lower potash volumes and higher phosphate raw material costs.

Cash flow provided by operating activities in the third quarter of fiscal 2012 was $405 million compared to $366 million in the prior year. Capital expenditures totaled $412 million in the quarter. Mosaic’s total cash and cash equivalents were $3.2 billion and long-term debt was $1.0 billion as of February 29, 2012.

Business Highlights

•

The Company reached a settlement agreement with respect to the South Fort Meade mine, which received judicial approval today, March 28. The mine is expected to be fully operational in the first fiscal quarter of 2013.

•	Mosaic announced it will increase its annual dividend by 150 percent, to $0.50 per share per year, beginning with the April dividend declaration.

•	On December 7, 2011, a settlement was reached on the potash tolling agreement dispute, resulting in an additional 1.3 million tonnes of peaking capacity for Mosaic beginning in January 2013.

•	Mosaic was named as one of the 2012 Most Ethical Companies in the world by the Ethisphere Institute.

•	Potash expansion projects continue to be on time and on budget with expenditures of $185 million in the quarter.

•

The Company’s operational excellence program continued to identify and drive cost savings and other benefits. Potash has already identified over $60 million in potential benefits. Phosphates continued to increase rock production to historically high levels, excluding the South Fort Meade mine, including record production in January at the Wingate mine, and record fiscal year-to-date production at the Four Corners mine.

•	On December 1, 2011, the Company retired $469 million of outstanding debt bearing an interest rate of 7.625 percent.

Potash

Potash Results	3Q FY12 Actual	3Q FY12 Guidance
Average MOP selling price	$453	$430 to $460

Sales volume	1.1 million tonnes	1.0 to 1.2 million tonnes

Potash production	79% of operational capacity	80+% of operational capacity

“The Potash segment’s operating results reflect delayed purchases, as buyers remained cautious,” Mr. Prokopanko said. “While the seasonal lull and risk aversion slowed sales in the third fiscal quarter, we continue to expect near-record global shipments in 2012 and a very strong North American spring season. During the quarter, we produced 1.8 million tonnes and positioned inventory to capture global demand as it emerges.”

Net sales in the Potash segment totaled $553 million for the third quarter, down 27 percent compared to $758 million a year ago, as a decline in sales volumes more than offset higher prices. Gross margin was $270 million, or 49 percent of net sales, compared to $412 million, or 54 percent of net sales, a year ago. Operating earnings were $234 million, down 43 percent compared to $414 million in the prior year. The decreases in gross margin and operating earnings were primarily the result of lower sales volumes. Gross margin excluding resource taxes and royalties, a measure comparable to certain peer reporting, was 60 percent in the third quarter compared to 62 percent a year ago.

The third quarter average MOP selling price, FOB plant, was $453 per tonne, up from $358 a year ago. The Potash segment’s total sales volumes for the third quarter were 1.1 million tonnes, compared to 1.9 million tonnes a year ago.

Potash production was 1.8 million tonnes, or 79 percent of operational capacity, a decrease from 2.0 million tonnes, or 90 percent of operational capacity, a year ago. The 2012 quarter production reflected the initial impact of the Company’s previously announced curtailments, while allowing a replenishment of low beginning inventories and positioning of product for an expected strong North American application season.

Phosphates

Phosphates Results	3Q FY12 Actual	3Q FY12 Guidance
Average DAP selling price	$536	$530 to $560

Sales volume	2.6 million tonnes	2.2 to 2.6 million tonnes

Processed phosphate production	81% of operational capacity	70 - 80% of operational capacity

“We generated strong phosphate sales in the quarter,” Mr. Prokopanko said. “While margins are expected to remain compressed through the end of this fiscal year, the beginning of fiscal 2013 should benefit from increased production at the South Fort Meade mine and lower spot prices on raw materials. Longer term, we believe the phosphate market provides us with significant opportunities, with strong grower economics driving record shipments in both 2012 and 2013.”

Net sales in the Phosphates segment were $1.7 billion for the third quarter, up 13 percent compared to $1.5 billion last year. Gross margin was $259 million, or 16 percent of net sales, compared to $454 million, or 31 percent of net sales, for the same period a year ago. Operating earnings were $190 million, down 49 percent compared to $372 million last year. The decrease in gross margin primarily reflects higher raw materials costs. The Company estimates the Faustina outage increased raw material costs by approximately $10 million in the quarter, which was offset by an $8 million insurance recovery benefit reflected in cost of goods sold. Other operating income included an additional $21 million in the related insurance recovery.

The third quarter average DAP selling price, FOB plant, was $536 per tonne, compared to $543 a year ago. Phosphates segment total sales volumes were 2.6 million tonnes, compared to 2.4 million tonnes a year ago.

Mosaic’s North American finished phosphate production was 2.0 million tonnes, or 81 percent of operational capacity, flat with the same period a year ago. North American phosphate rock production was 2.9 million tonnes during the third quarter compared to 3.4 million tonnes a year ago. The year ago quarter included higher output from South Fort Meade from mining a limited 200-acre section of the Hardee County Extension.

Other

Selling, general and administrative expenses (SG&A) were $91 million for the third quarter, an increase from $84 million a year ago. Other operating expense was $17 million for the third quarter compared to other operating income of $1 million a year ago. The year-ago period included an insurance recovery of $38 million, and the current-year period included a Faustina related insurance recovery of $21 million. Foreign currency transaction loss was $44 million for the third quarter compared to a loss of $32 million in the year ago period. Fluctuations were primarily driven by changes in the U.S. dollar to Canadian dollar exchange rate. Income tax expense was $87 million for the third quarter resulting in an effective tax rate of 25 percent, compared to $176 million, or 24 percent, for the same period last year.

Financial Guidance

Total sales volumes for the Potash segment are expected to range from 1.7 to 2.2 million tonnes for the fourth quarter of fiscal 2012. Mosaic’s realized MOP price, FOB plant, for the fourth quarter of fiscal 2012 is estimated to range from $420 to $450 per tonne, reflecting a mix change of grades and geographies compared to the third fiscal quarter.

Total sales volumes for the Phosphates segment are expected to range from 2.3 to 2.7 million tonnes for the fourth quarter of fiscal 2012. Mosaic’s realized DAP price, FOB plant, for the fourth quarter of fiscal 2012 is estimated to range from $460 to $490 per tonne. Segment margins in the fourth fiscal quarter are expected to remain flat sequentially, driven by the combination of lower expected realized DAP prices offset by realized raw material price declines.

The fourth quarter operating rate in the Potash segment is expected to exceed 70 percent of operational capacity. The Company’s operating rate at its North American phosphate operations is expected to exceed 80 percent of operational capacity during its fourth quarter.

Previously disclosed 2012 guidance for the following items has been updated:

•	Total capital spending for fiscal 2012 is expected to range from $1.6 to $1.7 billion.

•	SG&A are estimated to range from $400 to $430 million.

•	Canadian resource taxes and royalties are expected to range from $310 to $360 million.

•	The effective income tax rate is estimated in the upper 20 percent range.

Canadian resource taxes and royalties are included as a component of cost of goods sold in the Company’s consolidated income statement.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, March 29, 2012 at 9:00 a.m. EST to discuss third quarter earnings results as well as global markets and trends. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams or possible efforts to reduce the flow of excess nutrients into the Gulf of Mexico; further developments in judicial or administrative proceedings; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###

For the third quarter of fiscal 2012, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.08:

Description	Segment	Line item	Amount (pre-tax, in millions)	EPS impact (fully diluted)
Insurance proceeds	Phosphates	Cost of goods sold	$(8)	$(0.01)
Insurance proceeds	Phosphates	Other operating expenses	(21)	(0.04)
South Fort Meade litigation costs	Phosphates	Other operating expenses	13	0.02
Foreign currency transaction loss	Corporate	Foreign currency transaction (gain) loss	44	0.08
Premium on bond redemption	Corporate	Non-operating income	20	0.03

			$48	$0.08

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Net sales	$2,189.5	$2,214.3	$8,287.3	$7,077.4
Cost of goods sold	1,667.7	1,360.7	6,036.1	4,950.8

Gross margin	521.8	853.6	2,251.2	2,126.6
Selling, general and administrative expenses	91.3	83.6	293.0	261.0
Other operating (income) expense	16.8	(0.8)	17.9	26.3

Operating earnings	413.7	770.8	1,940.3	1,839.3
Interest income (expense), net	4.1	(0.2)	13.3	(12.8)
Foreign currency transaction gain (loss)	(44.0)	(31.7)	5.4	(60.6)
Gain on sale of equity investment	—	—	—	685.6
Other (expense)	(19.1)	(16.1)	(19.2)	(17.0)

Earnings from consolidated companies before income taxes	354.7	722.8	1,939.8	2,434.5
Provision for income taxes	87.0	175.9	522.8	566.8

Earnings from consolidated companies	267.7	546.9	1,417.0	1,867.7
Equity in net earnings (loss) of nonconsolidated companies	4.2	(4.3)	6.9	0.6

Net earnings including noncontrolling interests	271.9	542.6	1,423.9	1,868.3
Less: Net earnings (loss) attributable to noncontrolling interests	(1.4)	0.5	1.0	2.9

Net earnings attributable to Mosaic	$273.3	$542.1	$1,422.9	$1,865.4

Basic net earnings per share attributable to Mosaic	$0.64	$1.21	$3.24	$4.18

Diluted net earnings per share attributable to Mosaic	$0.64	$1.21	$3.24	$4.17

Basic weighted average number of shares outstanding	425.4	446.3	438.5	445.8
Diluted weighted average number of shares outstanding	426.7	447.7	439.8	447.3

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	February 29,	May 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$3,201.9	$3,906.4
Receivables, net	656.3	926.0
Inventories	1,327.3	1,266.4
Deferred income taxes	150.0	277.8
Other current assets	594.9	308.3

Total current assets	5,930.4	6,684.9
Property, plant and equipment, net of accumulated depreciation of $3,200.6 million and $2,975.8 million, respectively	7,379.5	6,635.9
Investments in nonconsolidated companies	438.4	434.3
Goodwill	1,874.2	1,829.8
Deferred income taxes	94.2	6.5
Other assets	220.0	195.5

Total assets	$15,936.7	$15,786.9

Liabilities and Equity
Current liabilities:
Short-term debt	$81.6	$23.6
Current maturities of long-term debt	1.1	48.0
Accounts payable	800.5	941.1
Accrued liabilities	657.9	843.6
Deferred income taxes	73.7	72.2

Total current liabilities	1,614.8	1,928.5
Long-term debt, less current maturities	1,010.6	761.3
Deferred income taxes	611.2	580.1
Other noncurrent liabilities	869.8	855.1
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of February 29, 2012 and May 31, 2011	—	—
Class A common stock, $0.01 par value, 275,000,000 shares authorized, 170,759,772 shares issued and 128,759,772 shares outstanding as of February 29, 2012 and 57,768,374 issued and outstanding as of May 31, 2011	1.3	0.6
Class B common stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of February 29, 2012, 200,000,000 shares authorized and 112,991,398 shares issued and outstanding as of May 31, 2011	—	1.1
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 308,719,182 shares issued and 296,680,720 shares outstanding as of February 29, 2012, 287,851,416 shares issued and 275,812,954 shares outstanding as of May 31, 2011	3.0	2.8
Capital in excess of par value	1,455.0	2,596.3
Retained earnings	9,687.4	8,330.6
Accumulated other comprehensive income	664.2	710.2

Total Mosaic stockholders’ equity	11,810.9	11,641.6
Noncontrolling interests	19.4	20.3

Total equity	11,830.3	11,661.9

Total liabilities and equity	$15,936.7	$15,786.9

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$271.9	$542.6	$1,423.9	$1,868.3
Adjustments to reconcile net earnings including noncontrolling
Interests to net cash provided by operating activities:
Depreciation, depletion and amortization	127.9	114.1	368.4	324.5
Deferred income taxes	(47.6)	52.2	81.8	58.3
Equity in loss (earnings) of nonconsolidated companies, net of dividends	1.8	4.4	2.7	2.6
Accretion expense for asset retirement obligations	7.1	9.7	21.2	24.0
Share-based compensation expense	3.1	2.6	20.1	18.7
Unrealized loss (gain) on derivatives	(8.7)	(17.0)	32.7	(23.6)
Gain on sale of equity investment	—	—	—	(685.6)
Other	9.7	9.4	7.8	2.5
Changes in assets and liabilities:
Receivables, net	253.2	(137.6)	239.4	(183.9)
Inventories, net	(123.4)	(314.9)	(66.2)	(129.5)
Other current and noncurrent assets	(191.3)	(37.9)	(290.9)	39.5
Accounts payable	(3.4)	95.3	(152.1)	94.3
Accrued liabilities and income taxes	29.9	49.7	(215.2)	97.9
Other noncurrent liabilities	74.3	(6.7)	2.9	(54.2)

Net cash provided by operating activities	404.5	365.9	1,476.5	1,453.8
Cash Flows from Investing Activities:
Capital expenditures	(411.8)	(311.6)	(1,190.3)	(897.3)
Proceeds from sale of equity investment	—	—	—	1,030.0
Proceeds from sale of business	—	50.0	—	50.0
Investments in nonconsolidated companies	—	—	—	(385.3)
Restricted cash	1.2	(11.7)	2.3	(13.7)
Other	5.9	1.7	6.2	3.1

Net cash used in investing activities	(404.7)	(271.6)	(1,181.8)	(213.2)
Cash Flows from Financing Activities:
Payments of short-term debt	(17.5)	(68.6)	(89.7)	(293.5)
Proceeds from issuance of short-term debt	70.8	88.3	147.7	284.6
Payments of long-term debt	(512.5)	(459.6)	(542.7)	(467.1)
Proceeds from issuance of long-term debt	1.5	16.9	748.2	17.6
Payment of tender premium on debt	—	(16.1)	—	(16.1)
Proceeds from stock options exercised	0.2	8.0	2.5	18.7
Repurchase of Class A common stock	—	—	(1,162.5)	—
Cash dividends paid	(21.4)	(22.4)	(66.1)	(67.0)
Other	(1.0)	1.1	(6.5)	7.2

Net cash used in financing activities	(479.9)	(452.4)	(969.1)	(515.6)
Effect of exchange rate changes on cash	54.4	50.8	(30.1)	104.1

Net change in cash and cash equivalents	(425.7)	(307.3)	(704.5)	829.1
Cash and cash equivalents—beginning of period	3,627.6	3,659.4	3,906.4	2,523.0

Cash and cash equivalents—end of period	$3,201.9	$3,352.1	$3,201.9	$3,352.1

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized)	$12.0	$34.4	$12.0	$56.1
Income taxes (net of refunds)	119.9	128.0	455.4	434.5

Condensed Consolidated Financial Highlights

(dollars in millions)

The Mosaic Company	(unaudited)

	Three months ended		Increase/ (Decrease)		Nine months ended		Increase/ (Decrease)
	February 29, 2012	February 28, 2011	Amount	%	February 29, 2012	February 28, 2011	Amount	%
Net sales:
Phosphates(a)	$1,651.7	$1,458.0	$193.7	13%	$6,050.4	$5,013.0	$1,037.4	21%
Potash	553.2	757.7	(204.5)	(27%)	2,264.7	2,078.6	186.1	9%
Corporate/Other(b)	(15.4)	(1.4)	(14.0)	NM	(27.8)	(14.2)	(13.6)	(96%)

	$2,189.5	$2,214.3	$(24.8)	(1%)	$8,287.3	$7,077.4	$1,209.9	17%

Gross margin:
Phosphates	$259.4	$454.2	$(194.8)	(43%)	$1,144.7	$1,175.4	$(30.7)	(3%)
Potash	269.8	411.6	(141.8)	(34%)	1,107.8	953.5	154.3	16%
Corporate/Other(b)	(7.4)	(12.2)	4.8	(39%)	(1.3)	(2.3)	1.0	(43%)

	$521.8	$853.6	$(331.8)	(39%)	$2,251.2	$2,126.6	$124.6	6%

Operating earnings (loss):
Phosphates	$190.2	$371.8	$(181.6)	(49%)	$955.0	$952.1	$2.9	0%
Potash	233.9	413.9	(180.0)	(43%)	993.7	883.3	110.4	12%
Corporate/Other(b)	(10.4)	(14.9)	4.5	(30%)	(8.4)	3.9	(12.3)	NM

	$413.7	$770.8	$(357.1)	(46%)	$1,940.3	$1,839.3	$101.0	5%

Depreciation, depletion and amortization:
Phosphates	$66.8	$62.6	$4.2	7%	$195.5	$182.2	$13.3	7%
Potash	58.3	49.1	9.2	19%	165.0	133.8	31.2	23%
Corporate/Other	2.8	2.4	0.4	17%	7.9	8.5	(0.6)	(7%)

	$127.9	$114.1	$13.8	12%	$368.4	$324.5	$43.9	14%

(a)

Includes PhosChem sales for its other member of $125 million and $97 million for the three months ended February 29, 2012 and February 28, 2011, respectively. Includes PhosChem sales for its other member of $489 million and $370 million for the nine months ended February 29, 2012 and February 28, 2011, respectively. PhosChem is a consolidated subsidiary of Mosaic.

(b)	Includes elimination of intersegment sales.

Key Statistics

The Mosaic Company	(unaudited)

	Three months ended		Increase/ (Decrease)		Nine months ended		Increase/ (Decrease)
	February 29, 2012	February 28, 2011	Amount	%	February 29, 2012	February 28, 2011	Amount	%
Sales volume (in thousands of metric tonnes):
Phosphates Segment
Phosphates
Crop Nutrients(a):
North America	931	719	212	29%	2,687	2,544	143	6%
International	857	807	50	6%	2,851	3,154	(303)	(10%)
Crop Nutrient Blends(b)	489	511	(22)	(4%)	2,104	2,078	26	1%
Feed Phosphates	169	162	7	4%	468	433	35	8%
Other (c)	145	172	(27)	(16%)	836	898	(62)	(7%)

Total Phosphates Segment(a)	2,591	2,371	220	9%	8,946	9,107	(161)	(2%)

Potash Segment
Potash
Crop Nutrients(d):
North America	291	757	(466)	(62%)	1,429	2,344	(915)	(39%)
International	618	944	(326)	(35%)	2,715	2,531	184	7%
Non agricultural	182	162	20	12%	527	468	59	13%

Total Potash Segment	1,091	1,863	(772)	(41%)	4,671	5,343	(672)	(13%)

Production volume (North America) (in thousands of metric tonnes):
Phosphates(e)	1,954	2,007	(53)	(3%)	6,200	6,305	(105)	(2%)
Potash	1,818	2,048	(230)	(11%)	5,478	5,166	312	6%

Average selling price per tonne:
DAP(f)	$536	$543	$(7)	(1%)	$577	$468	$109	23%
Crop Nutrient Blends(b) (g)	588	503	85	17%	586	452	134	30%
MOP—North America(f) (i)	531	394	137	35%	527	366	161	44%
MOP—International(f)	411	316	95	30%	400	292	108	37%
MOP—Average(f)	453	358	95	27%	445	340	105	31%

Average cost per unit:
Ammonia (metric tonne)	$589	$406	$183	45%	$573	$383	$190	50%
Sulfur (long ton) (North America)	228	166	62	37%	232	150	82	55%
Canadian resource taxes and royalties(h)	$65	$55	$10	17%	$227	$187	$40	22%

(a)	Phosphates volumes represent dry product tonnes. Excludes tonnes sold by PhosChem for its other member.
(b)	The average product mix for blends (by volumes) contains approximately 50% phosphate, 25% potash and 25% nitrogen, although this mix can differ based on seasonal and other factors.
(c)	Other volumes are primarily single superphosphate, potash and nitrogen products sold outside North America.
(d)	Potash volumes include intersegment sales, and exclude tonnes mined under a third party tolling arrangement.
(e)	Includes crop nutrient dry concentrates and animal feed ingredients.
(f)	FOB plant, sales to unrelated parties.
(g)	FOB destination.
(h)	Amounts in millions of U.S. dollars.
(i)	Prices exclude industrial and feed sales

Selected Non-GAAP Financial Measures and Reconciliations

The Mosaic Company	(unaudited)

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended
	February 29, 2012	February 28, 2011
Sales	$553.2	$757.7
Gross margin	269.8	411.6
Canadian resource taxes and royalties (“CRT”)	64.6	55.3

Gross margin, excluding CRT	$334.4	$466.9

Gross margin percentage, excluding CRT	60.4%	61.6%

The Company’s margins are further reduced by the impact of a third party tolling agreement.

The Company has presented above gross margin excluding Canadian resource taxes and royalties (CRT) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.